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                                                                      Exhibit 99
                           ALLIANT TECHSYSTEMS INC.
                       DIRECTORS AND EXECUTIVE OFFICERS
                               February 15, 2000

    Name (Age)                                         Position
    ----------                                         --------

Paul David Miller (58)          Director, Chairman of the Board and Chief
                                Executive Officer

Peter A. Bukowick (56)          Director, President and Chief Operating Officer

Frances J. Cook (54)            Director

Gilbert F. Decker (62)          Director

Thomas L. Gossage (65)          Director

Joel M. Greenblatt (42)         Director

Jonathan G. Guss (40)           Director

David E. Jeremiah (66)          Director

Gaynor N. Kelley (68)           Director

Joseph F. Mazzella (47)         Director

Michael T. Smith (56)           Director

Geoffrey B. Courtright (51)     Vice President - Information Technology and
                                Chief Information Officer

Robert E. Gustafson (51)        Vice President - Human Resources

Richard N. Jowett (55)          Vice President and Treasurer

William R. Martin (58)          Vice President - Washington, D.C. Operations

Mark L. Mele (43)               Vice President - Investor Relations and
                                Strategic Planning

Scott S. Meyers (46)            Vice President and Chief Financial Officer

Paula J. Patineau (46)          Vice President and Senior Financial Officer
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       Name (Age)                               Position
       ----------                               --------

Paul A. Ross (62)               Senior Group Vice President - Aerospace

Don L. Sticinski (48)           Group Vice President - Defense Systems

Nicholas G. Vlahakis (51)       Group Vice President - Conventional Munitions

Daryl L. Zimmer (56)            Vice President, General Counsel and Secretary